Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297320

3,807,143 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 3,807,143 ordinary shares, no par value per share of Regentis Biomaterials Ltd. (“Ordinary Shares”), consisting of (i) 1,844,543 Ordinary Shares (the “Offered Shares”) issued in a private placement pursuant to securities purchase agreements dated as of June 17, 2026 (the “Securities Purchase Agreements”) and a placement agency agreement dated as of June 17, 2026 (the “Placement Agency Agreement”) (such transaction is referred herein as the “Private Placement”), (ii) 12,600 Ordinary Shares issuable upon the exercise of pre-funded warrants (“Pre-Funded Warrants”) issued in the Private Placement, (iii) 1,857,143 Ordinary Shares issuable upon the exercise of ordinary warrants (“Ordinary Warrants”) issued in the Private Placement and (iv) 92,857 Ordinary Shares issuable upon the exercise of placement agent warrants (“Placement Agent Warrants”, and, with the Pre-Funded Warrants and the Ordinary Warrants, the “Offered Warrants”, and, with the Offered Shares, the “Offered Securities”) issued in the Private Placement to the Placement Agent (defined below) as compensation for its services in connection with the Private Placement.

The selling shareholders are identified in the table commencing on page 10. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of the Offered Warrants if the selling shareholders exercise the Offered Warrants on a cash basis, if and when exercised. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our Ordinary Shares are listed on the NYSE American under the symbol “RGNT”. The last reported sale price of our Ordinary Shares on July 10, 2026 was $3.79 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2026.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated, the “Company,” “Regentis,” “we,” “us,” “our” and other similar designations refer to Regentis Biomaterials Ltd.

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

Gelrin and GelrinC are trademarks of ours that we use in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” in this prospectus refer to Ordinary Shares of Regentis Biomaterials Ltd., no par value.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our Ordinary Shares, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” and the information incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Unless the context otherwise requires, references in this prospectus to the “Company,” “Regentis,” “we,” “us,” “our” and other similar designations refer to Regentis Biomaterials Ltd.

Overview

We are a regenerative medicine company dedicated to developing innovative tissue repair solutions that restore the health and enhance the quality of life of patients. Our current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue (inflamed cartilage and bone tissue). Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate (a polymer involved in tissue engineering) and denatured fibrinogen (a biologically inactivated protein that normally has a role in blood clotting). Our lead product is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage.

To our knowledge, there is currently no approved off-the-shelf product in the United States for the cartilage repair market. GelrinC potentially offers a solution that, we believe, gives surgeons a cost-effective product and a simple-to-perform procedure providing patients with sustained pain relief and functional improvement. GelrinC is already approved as a device with a Conformité Européenne, or CE mark in Europe, and we plan to look for strategic partners in Europe in connection therewith. With GelrinC, we aim to develop a product for the treatment of an unmet need for the market of cartilage injuries in the knee. We believe our product offers a simple, and economic procedure, allowing patients a comparatively quick recovery with potentially long-term outcomes. In addition, we have 27 granted patents and 4 pending patent applications covering, in a large number of countries, compositions, delivery device, surgical and manufacturing features.

In the Pilot Study, 56 patients were treated with GelrinC for articular cartilage injuries. The improvements observed in the Knee Injury and Osteoarthritis Outcome Score, or KOOS, and Virtual Analog Scale, or VAS, pain measurement scores taken over two years were superior (100% greater improvement) to those seen with the traditional microfracture (the current “gold standard”) procedure. Additionally, patients continued to report further improvement and greater pain reduction of their knee and associated problems using GelrinC for four years.

Based on these results, the Food and Drug Administration, or FDA, granted Regentis an investigational device exemption, or IDE, for our pivotal trial, permitting pre-market approval application, or PMA, submission with two-year follow up data of 80 patients, with an additional 40 patients to be treated thereafter. The pivotal trial is currently being conducted in the United States and Europe. So far, we have recruited and treated 47 patients out of the required 80 initial patients, under the FDA sanctioned protocol. The protocol is an open label study, with one arm only (treatment), using our own historical control (microfracture). 43 patients out of the 47 patients recruited so far have completed the two-year follow up in this trial. We expect to complete the recruitment of patients during the third quarter of 2026.

Our Corporate Information

We are an Israeli corporation based in Israel and incorporated in 2004. Our address is 60 Medinat Hayehudim, Herzliya 4676652, Israel. Our telephone number is +972.9.960.1917. Our website address is www.regentis.co.il. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

June 2026 Private Placement

On June 17, 2026, we entered into Securities Purchase Agreements pursuant to which we agreed to sell and issue in the Private Placement 1,844,543 Ordinary Shares, Pre-Funded Warrants to purchase up to 12,600 Ordinary Shares and Ordinary Warrants to purchase up to 1,857,143 Ordinary Shares, at a combined purchase price of $3.50 per Ordinary Share and accompanying Ordinary Warrant, and $3.4999 per Pre-Funded Warrant and accompanying Ordinary Warrant. The Pre-Funded Warrants have an exercise price of $0.0001 per Ordinary Share, are immediately exercisable upon issuance and will not expire until exercised in full. The Ordinary Warrants have an exercise price of $4.20 per Ordinary Share, are immediately exercisable upon issuance and will expire on the five-year anniversary from the date of issuance. On June 25, 2026, the Private Placement closed.

We also entered into the Placement Agent Agreement dated June 17, 2026, with ThinkEquity LLC (the “Placement Agent”) pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for us in connection with the Private Placement. We paid the Placement Agent a placement agent fee equal to 7.0% of the gross proceeds from the sale of the Ordinary Shares (or pre-funded warrants in lieu thereof) in the Private Placement, a non-accountable expense allowance equal to 1.0% of the gross proceeds from the sale of the Ordinary Shares (or pre-funded warrants in lieu thereof) in the Private Placement, and an expense reimbursement for accountable out-of-pocket expenses up to $180,000. Designees of the Placement Agent also received Placement Agent Warrants to purchase an aggregate of up to 92,857 Ordinary Shares at an exercise price of $4.375 per share as compensation for the Placement Agent’s services in connection with the Private Placement.

In connection with the offering, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 3,807,143 Ordinary Shares, which includes the Offered Shares and the Ordinary Shares underlying the Offered Warrants.

Throughout this prospectus, when we refer to our Ordinary Shares being registered on behalf of the selling shareholders, we are referring to the Offered Securities. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

Offered Shares offered by the selling shareholders	Up to an aggregate of 3,807,143 Ordinary Shares, consisting of (i) 1,844,543 Offered Shares, (ii) 12,600 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, (iii) 1,857,143 Ordinary Shares issuable upon exercise of the Ordinary Warrants, and (iv) 92,857 Ordinary Shares issuable upon the exercise of the Placement Agent Warrants. The selling shareholders are identified in the table commencing on page 10.

Ordinary Shares Outstanding at July 13, 2026	7,023,921 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds of approximately $8.21 million if the Offered Warrants were exercised in full on a cash. If the Offered Warrants were exercised on a cashless basis we would not receive any proceeds (a cashless exercise of which could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the Ordinary Shares underlying the warrants held by the selling shareholders). See the section of this prospectus titled “Use of Proceeds.”

NYSE American Symbol	Our Ordinary Shares are listed on the NYSE American under the symbol “RGNT”.

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus.

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 7,023,921 Ordinary Shares outstanding as of July 13, 2026, and excludes:

●	1,191,923 Ordinary Shares issuable upon the exercise of options to employees, directors, consultants and certain investors under our incentive option plan outstanding as of such date, at a weighted average exercise price of $1.36, of which 772,079 were vested as of such date;

●	505,322 Ordinary Shares underlying warrants with an average weighted exercise price of $4.69 which are exercisable subject to receiving shareholder approval;

●	219,620 unallocated options as part of the incentive plan pool;

●	12,600 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, at an exercise price of $0.0001 per Ordinary Share;

●	1,857,143 Ordinary Shares issuable upon exercise of the Ordinary Warrants, at an exercise price of $4.20 per Ordinary Share; and

●	92,857 Ordinary Shares issuable upon exercise of the Placement Agent Warrants, at an exercise price of $4.375 per Ordinary Share;

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into Ordinary Shares as described above.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on February 24, 2026, as amended on February 27, 2026. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

The sale of a substantial amount of our Ordinary Shares, including resale of the Offered Shares and the Ordinary Shares issuable upon the exercise of the Offered Warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our Ordinary Shares.

We are registering for resale an aggregate of 3,807,143 Ordinary Shares, which includes the Offered Shares and the Ordinary Shares issuable upon the exercise of the Offered Warrants, held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or other equity or debt securities convertible into Ordinary Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	our ability to accurately identify demand for our Gelrin hydrogel platform or any future product candidates;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates;

●	our ability to obtain FDA approval for our GelrinC product and obtain and maintain regulatory approval of our future product candidates;

●	our ability to obtain market acceptance of our Gelrin hydrogel platform and any future product candidates from the medical community and third-party payors;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our financial performance and our ability to repay our loans and debts;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	difficulties in our and our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	our ability to address any competing technological and market developments that impact our Gelrin hydrogel platform and any future product candidates or their prospective usage by medical professionals;

●	our ability to negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter and perform our obligations under such collaborations;

●	our ability to maintain, protect and expand our portfolio of intellectual property rights, including patents, patent applications, trade secrets and know-how;

●	our expectations regarding having our Ordinary Shares continued listing on the NYSE American;

●	our ability to effectively utilize the proceeds from the Private Placement;

●	statements as to the impact of the political and security situation in Israel on our business, including due to war or conflicts between Israel, Hamas, Hezbollah, and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report on Form 20-F for the year ended December 31, 2025.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements in this prospectus are made as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Offered Warrants to the extent that these warrants are exercised for cash by the selling shareholders. The Offered Warrants, however, are exercisable on a cashless basis (which could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the Ordinary Shares underlying the warrants held by the selling shareholders). If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $8.21 million. We intend to use the net proceeds of such Offered Warrant exercise, if any, for the continued development of our Gelrin platform, continuation of clinical studies, scaling up operations and general corporate purposes. We can make no assurances that any of the Offered Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2025; and

●	on a pro forma as adjusted basis giving effect to the following events as if each event had occurred on December 31, 2025: (i) payment of $100,000 pursuant to the settlement of a legal dispute with a supplier; (ii) the payment of $1,197,000 to settle obligations under certain outstanding loans of the Company; the issuance of 1,844,543 Offered Shares and 12,600 pre-funded warrants exercisable for Ordinary Shares issued in the Private Placement.

The following depiction of our capitalization as of December 31, 2025 reflects the net proceeds from the Private Placement, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to December 31, 2025. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus. The below table is presented in thousands of dollars.

	As of December 31, 2025
U.S. dollars in thousands	Actual	Pro Forma As Adjusted
Cash and cash equivalents	7,378	11,161

Short term loan	1,197	-
Other current liabilities	1,677	1,577
	2,874	1,577

Long term liabilities	-	-
Shareholders’ equity:	4,744	9,824
Total capitalization	7,618	11,401

The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold, and is based on 5,179,378 Ordinary Shares issued and outstanding as December 31, 2025. This number excludes:

●	741,294 Ordinary Shares issuable upon the exercise of options under our incentive option plan outstanding as of such date, with exercise prices ranging from $0.001 to $1.46, all of which have vested as of such date;

●	411,572 Ordinary Shares underlying warrants at exercise prices ranging from $5.00 to $10.00 with an average exercise price of $5.76; and

●	302,996 unallocated options as part of the incentive plan pool.

SELLING SHAREHOLDERS

The Ordinary Shares offered by the selling shareholders consist of (i) the Offered Shares and (ii) the Ordinary Shares issuable upon exercise of the Offered Warrants previously issued in connection with the Private Placement. For additional information regarding the Private Placement, see “Prospectus Summary - June 2026 Private Placement” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time.

Other than (i) the designees of the Placement Agent who received representative’s warrants in connection with the Company’s initial public offering which closed on December 5, 2025 (the “IPO”), (ii) the designees of the Placement Agent who received Placement Agent Warrants in connection with the Privat Placements, and (iii) certain other selling shareholders who purchased Ordinary Shares in the IPO, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares by the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on their ownership of Ordinary Shares and warrants to purchase Ordinary Shares, as of July 13, 2026, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares and Ordinary Shares issuable upon exercise of the Offered Warrants being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of Ordinary Shares and Ordinary Shares issuable upon exercise of the securities convertible or exercisable into Ordinary Shares owned after the offering, by number of Ordinary Shares and Ordinary Shares issuable upon exercise of the securities convertible or exercisable into Ordinary Shares and percentage of beneficial ownership, assuming in both cases the sale of all of the Ordinary Shares and Ordinary Shares issuable upon exercise of the Offered Warrants offered by the selling shareholders pursuant to this prospectus, and without giving effect to any limitations on conversions or exercises.

Under the terms of the Offered Warrants issued in the Private Placement, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% (or 9.99% in the case of the Placement Agent Warrants) of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of the warrants which have not been exercised. The number of Ordinary Shares in the second and fourth columns does not reflect this limitation. The selling shareholders may sell all, some or none of their Offered Shares or Ordinary Shares issuable upon exercise of the Offered Warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Beneficially Owned After the Offering	Percentage of Ordinary Shares Beneficially Owned After the Offering**
Rosalind Master Fund L.P. ( (1)	1,428,570	(2)	1,428,570	(2)	-	-
Bluefin Access Capital LLC (3)	171,428	(4)	171,428	(4)	-	-
Unterberg Legacy Capital, LLC (5)	16,000	(6)	16,000	(6)	-	-
Warberg WF XIII LP (7)	90,000	(8)	90,000	(8)	-	-
Warberg WF XIV LP (9)	90,000	(10)	90,000	(10)	-	-
Iroquois Capital Investment Group LLC(11)	228,572	(12)	228,572	(12)	-	-
Iroquois Master Fund Ltd. (13)	200,179	(14)	200,000	(14)	179	*	%
Lincoln Alternative Strategies LLC(15)	385,714	(16)	385,714	(16)	-	-
Abri Capital Ltd. (17)	142,856	(18)	142,856	(18)	-	-
Northbank Small Cap Alpha Fund, LP(19)	142,856	(20)	142,856	(20)	-	-
Cedarview Opportunities Master Fund LP(21)	171,428	(22)	171,428	(22)	-	-
Intracoastal Capital LLC(23)	57,142	(24)	57,142	(24)	-	-
Brio Capital Master Fund (25)	200,000	(26)	200,000	(26)	-	-
Connective Capital Emerging Energy QP, LP(27)	75,456	(28)	75,456	(28)	-	-
Connective Capital I QP, LP(29)	14,544	(30)	14,544	(30)	-	-
Stanley Waintraub(31)	34,000	(32)	34,000	(32)	-	-
Golden Spades Investments, LLC(33)	30,000	(34)	30,000	(34)	-	-
Daniel Waintraub(35)	8,600	(36)	8,600	(36)	-	-
Leonard Johnson(37)	22,856	(38)	22,856	(38)	-	-
White Lion Capital LLC(39)	60,000	(40)	60,000	(40)	-	-
Mohinder Brar(41)	57,142	(42)	57,142	(42)	-	-
Ramnarain Jaigobind(43)	205,212	(44)	108,035	(44)	97,177	1.38%
Chirag Choudhary(43)	7,346	(45)	4,391	(45)	2,955	*
Eric Lord(43)	14,037	(46)	8,390	(46)	5,647	*
Kevin Mangan(43)	12,073	(47)	7,216	(47)	4,857	*
Maria Robles(43)	233	(48)	139	(48)	94	*
Craig Skop(43)	5,227	(49)	3,124	(49)	2,103	*
Jeffrey Singer(43)	467	(50)	279	(50)	188	*
Uzie Ovits(43)	54,375	(51)	32,500	(51)	21,875	*
Scott Rothbaum(43)	5,538	(52)	3,310	(52)	2,228	*
Philip Quartuccio(43)	5,538	(53)	3,310	(53)	2,228	*
ThinkEquity LLC(43)	2,229	(54)	2,229	(54)	-	-
William Baquet(43)	11,571	(55)	6,038	(55)	5,533	*
Charles Giordano(43)	1,034	(56)	618	(56)	416	*
Phyllis Henderson(43)	500	(57)	300	(57)	200	*
Kolinda Tomasic(43)	200	(58)	100	(58)	100	*

*	Less than one percent.

**	Based on 7,023,921 ordinary shares outstanding as of the date of this prospectus.

(1)	The securities are directly held by Investor Company ITF Rosalind Master Fund L.P., a Canadian limited partnership. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Steve Salamon may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 15 Wellesley Street West, Suite 326, Toronto, ON M4Y 0G7.

(2)	Represents (i) 701,685 Ordinary Shares, (ii) 12,600 Ordinary Shares issuable upon exercise of Pre-Funded Warrants, and (iii) 714,285 ordinary shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(3)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Peter German may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 41 Madison Avenue, 36th Floor, New York, NY 10010.
(4)	Represents (i) 85,714 Ordinary Shares and (ii) 85,714 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(5)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. James Satloff may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 10 Gracie Square, New York, NY 10028.
(6)	Represents (i) 8,000 Ordinary Shares and (ii) 8,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(7)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Warberg Asset Management LLC - Daniel Warsh may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 716 Oak Street, Winnetka, IL 60093.
(8)	Represents (i) 45,000 Ordinary Shares and (ii) 45,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(9)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Warberg Asset Management LLC - Daniel Warsh may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 716 Oak Street, Winnetka, IL 60093.
(10)	Represents (i) 45,000 Ordinary Shares and (ii) 45,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(11)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Richard Abbe may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is c/o Iroquois Capital Management, 2 Overhill Road, Suite 400, Scarsdale, NY 10583.
(12)	Represents (i) 114,286 Ordinary Shares and (ii) 114,286 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(13)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Kimberly Page may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is c/o Iroquois Capital Management, 2 Overhill Road, Suite 400, Scarsdale, NY 10583.
(14)	Represents (i) 179 Ordinary Shares previously held, (ii) 100,000 Ordinary Shares issued to the selling shareholder in the Private Placement and (iii) 100,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(15)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Stephen Temes may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 404 Washington Avenue, Suite 660, Miami Beach, FL 33139.
(16)	Represents (i) 192,857 Ordinary Shares and (ii) 192,857 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.

(17)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Jeffrey J. Tirman may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is Richmond House, 12 Par-la-Ville Road, Hamilton HM08 Bermuda.
(18)	Represents (i) 71,428 Ordinary Shares and (ii) 71,428 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(19)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Northbank Capital Management, LLC, the sole member of which is Bradford Seagraves, who may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is P.O. Box 6811, Ketchum, ID 83340.
(20)	Represents (i) 71,428 Ordinary Shares and (ii) 71,428 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(21)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Burton Weinstein may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 1024 Broadway, Woodmere, NY 11598.
(22)	Represents (i) 85,714 Ordinary Shares and (ii) 85,714 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(23)	The securities are directly held by the selling shareholder. The Private Placement Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) of the securities reported herein that are held by Intracoastal. The address of the selling shareholder is 2211A Lakeside Drive, Bannockburn, IL 60015.

(24)	Represents (i) 28,571 Ordinary Shares and (ii) 28,571 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(25)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Shaye Hirsch may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.
(26)	Represents (i) 100,000 Ordinary Shares and (ii) 100,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(27)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Robert Romero may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(28)	Represents (i) 37,728 Ordinary Shares and (ii) 37,728 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(29)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Robert Romero may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 720 University Avenue, Suite 100, Palo Alto, CA 94301.
(30)	Represents (i) 7,272 Ordinary Shares and (ii) 7,272 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(31)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of the selling shareholder is 480 Winthrop Road, Teaneck, NJ 07666.
(32)	Represents (i) 17,000 Ordinary Shares and (ii) 17,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(33)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Marius Grigorias may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 1600 Gold Road, Suite 1200, Rolling Meadows, IL 60074.
(34)	Represents (i) 15,000 Ordinary Shares and (ii) 15,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(35)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of the selling shareholder is 8774 Parkview Avenue, Boca Raton, FL 33428.
(36)	Represents (i) 4,300 Ordinary Shares and (ii) 4,300 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(37)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of the selling shareholder is 6853 Northwoods Road, Arcade, NY 14009.
(38)	Represents (i) 11,428 Ordinary Shares and (ii) 11,428 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(39)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. Each of Sam Yaffa, Nathan Yee and Yash Thukral may be deemed to have voting and dispositive power with respect to these securities. The address of the selling shareholder is 21031 Ventura Blvd., Suite 920, Woodland Hills, CA 91364.
(40)	Represents (i) 30,000 Ordinary Shares and (ii) 30,000 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(41)	The securities are directly held by the selling shareholder. The Offered Warrants are subject to a beneficial ownership limitation of 4.99% which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of the selling shareholder is 7775 Dune Lake Road SE, Moses Lake, WA 98837.

(42)	Represents (i) 28,571 Ordinary Shares and (ii) 28,571 Ordinary Shares issuable upon exercise of Ordinary Warrants issued in the Private Placement.
(43)	Certain selling shareholders is affiliated with ThinkEquity, LLC, a registered broker dealer with a registered address of c/o ThinkEquity LLC 17 State Street, 41st Floor New York, NY 10004, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement which were received as compensation for such offering. The selling shareholder acquired each of the Placement Agent Warrants in the ordinary course of business and, at the time such warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(44)	Represents (i) 83,101 Ordinary Shares previously held, (ii) 43,561 Ordinary Shares issued to the selling shareholder in the Private Placement, (iii) 43,561 Ordinary Shares issuable upon exercise of the Ordinary Warrants issued in the Private Placement, (iv) 14,076 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (v) 20,913 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(45)	Represents (i) 2,955 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 4,391 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(46)	Represents (i) 5,647 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 8,390 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(47)	Represents (i) 4,857 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 7,216 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(48)	Represents (i) 94 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 139 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(49)	Represents (i) 2,103 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 3,124 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(50)	Represents (i) 188 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 279 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(51)	Represents (i) 21,875 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 32,500 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(52)	Represents (i) 2,228 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 3,310 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(53)	Represents (i) 2,228 Ordinary Shares issuable upon exercise of certain representative’s warrants which were issued in the IPO. and (ii) 3,310 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(54)	Represents (i) 2,229 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(55)	Represents (i) 5,533 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 6,038 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(56)	Represents (i) 416 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 618 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(57)	Represents (i) 200 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO, and (ii) 300 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.
(58)	Represents (i) 100 Ordinary Shares issuable upon exercise of certain representative’s warrants issued in the IPO and (ii) 100 Ordinary Shares issuable upon exercise of the Placement Agent Warrants issued in the Private Placement.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

Our authorized share capital consists of 22,500,000 Ordinary Shares.

All of our Ordinary Shares have identical voting and other rights in all respects. All of our issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. Our amended and restated articles of association and the laws of the State of Israel do not restrict the ownership or voting of Ordinary Shares by non-residents of Israel, except with respect to citizens of countries that are, or have been, in a state of war with Israel.

Registration Number and Purposes of the Company

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity. Our Israeli company number is 513585240. The address of our registered offices is 60 Medinat Hayehudim Street, Herzliya 4676652, Israel.

Voting Rights and Conversion

All Ordinary Shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including any external directors required to be appointed by the Companies Law. Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply, and directors appointed by our board of directors, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at a general meeting of our shareholders.

In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, to serve until the next annual general meeting of our shareholders, according to the appropriate class in which directors may be appointed or terminated.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. For further information on the election and removal of external directors, see “Management — External Directors.”

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law, and regulations promulgated thereunder, provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 10% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting (and in case of a proposed additional agenda item for nominating or removal of a director, at least five percent (5%) of the voting rights at the general meeting are required).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four (4) and sixty (60) days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 14 or 21 days prior to the meeting and if the agenda of the meeting includes certain matters, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting

Quorum

Pursuant to our amended and restated articles of association, holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders is of at least two shareholders present in person, by proxy or voting instrument, who hold or represent between them at least 25% of our outstanding voting rights within one half hour from the time the meeting was designated to start. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the board shall determine. At the reconvened meeting, if a quorum is not present after one half hour from the time the general meeting was designated to start, then any number of shareholders present in person or by proxy shall constitute a quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise specifically required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval described above under “Management—Fiduciary duties and approval of specified related party transactions under Israeli law— Disclosure of personal interests of a controlling shareholder and approval of transactions” and (iii) approval of certain compensation-related matters require the approval described above under “—Board of directors and officers—Compensation Committee.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution, excluding abstentions.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Companies Registrar or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who holds shares of the same class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the offerees who have no personal interest in the offer tendered their shares, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether the shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court unless the acquirer stipulated, under certain conditions, that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, or the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer rules

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, provided that the general meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer, excluding the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Mergers

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Pursuant to the Companies Law, if a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above under “Board Practices — Fiduciary duties and approval of specified related party transactions under Israeli law.”).

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger pursuant to regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations the target company. The court may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “—Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such change is subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, may require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

Listing

Our Ordinary Shares are listed on the NYSE American under the symbol “RGNT”.

PLAN OF DISTRIBUTION

Each of the selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Amit Pollak Matalon & Co, Israel., has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Regentis Biomaterials Ltd. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference into this prospectus, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference into this prospectus in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares. Our SEC filings, including the registration statement, are available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.regentis.co.il. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under corporate or securities regulations, including posting any XBRL interactive financial data required to be filed with the SEC or any other regulatory authority, and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file or furnish with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under the Securities Exchange Act of 1934, as amended, before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on February 24, 2026, as amended on February 27, 2026; and

●	our Reports of Foreign Private Issuers on Form 6-K furnished to the SEC on May 28, 2026 (as amended on June 4, 2026); June 8, 2026; June 15, 2026; June 18, 2026; July 2, 2026 and July 9, 2026; and

●	the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on September 9, 2025, including any subsequent amendment or any report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to our headquarters, which are currently located at 60 Medinat Hayehudim Street, Herzliya 4676652, Israel, Attn: Chief Executive Officer, telephone number: +972-+972 (9) 960-1917. Copies of these filings and submissions may also be accessed at our website, www.regentis.co.il. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates, as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Ave., Suite 204, Newark, DE 19711.

We have been informed by our legal counsel, Amit Pollak Matalon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment is final and is not subject to any right of appeal;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. If proceedings were to be brought in Israel, all procedural matters would be governed by Israeli law.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,807,143 Ordinary Shares

July 13, 2026